UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2024

Southport Acquisition Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-41150	86-3483780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

268 Post Road Suite 200 Fairfield, CT	06824
(Address of principal executive offices)	(Zip Code)

(917) 503-9722

(Registrant’s telephone number, including area code)

8 Bolling Place

Greenwich, CT 06830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934: None.

Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one warrant	PORTU	OTC
Class A common stock, $0.0001 par value per share	PORT	OTC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50, subject to adjustment	PORTW	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 13, 2024, Southport Acquisition Corporation (the “Company”) held a special meeting of stockholders (the “Special Meeting”) to vote upon the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal (each as defined below). At the Special Meeting, the Company’s stockholders approved the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, and promptly thereafter, the Company filed with the Secretary of State of the State of Delaware an amendment (the “Charter Amendment”) to its Amended and Restated Certificate of Incorporation (the “Charter”) to implement the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal.

The foregoing description of the Charter Amendment is qualified in its entirety by the full text of the Charter Amendment, which is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On November 13, 2024, the Company convened the Special Meeting for the purposes of considering and voting upon the following proposals, each of which is described in further detail in the Company’s amended and restated definitive proxy statement filed with the U.S. Securities and Exchange Commission on October 29, 2024:

•	a proposal to amend the Charter to extend the date by which the Company must consummate an initial business combination (the “Extension”) from December 14, 2024 to September 30, 2025 (the “Extension Amendment Proposal”);

•	a proposal to amend the Charter to eliminate from the Charter the limitation that the Company may not redeem its outstanding Class A Common Stock, par value $0.0001 per share (“Public Shares”) to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended), of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment,” and such proposal, the “Redemption Limitation Amendment Proposal”); and

•	a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes to approve the Extension Amendment Proposal or the Redemption Limitation Amendment Proposal or if the Company determines that additional time is necessary to effectuate the Extension or the Redemption Limitation Amendment (the “Adjournment Proposal”).

Holders of 5,754,104 shares of common stock of the Company held of record as of October 2, 2024, the record date for the Special Meeting, were present virtually or by proxy, representing approximately 83.2% of the voting power of the Company’s shares of common stock as of the record date for the Special Meeting, and constituting a quorum for the transaction of business.

A summary of the voting results at the Special Meeting is set forth below.

Proposal No. 1: The Extension Amendment Proposal

The voting results for the Extension Amendment Proposal were as follows:

For	Against	Abstain	Broker Non-Votes
5,754,087	2	15	0

Proposal No. 2: The Redemption Limitation Amendment Proposal

The voting results for the Redemption Limitation Amendment Proposal were as follows:

For	Against	Abstain	Broker Non-Votes
5,753,981	2	15	106

Proposal No. 3: The Adjournment Proposal

The Company had solicited proxies in favor of an Adjournment Proposal which would have given the Company authority to adjourn the Special Meeting to a later date or dates, if the Company determined that additional time was necessary to effectuate the Extension or the Redemption Limitation Amendment. As sufficient shares were voted in favor of the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the Adjournment Proposal was not voted upon at the Special Meeting.

Item 8.01	Other Events.

In connection with the vote to approve the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the holders of 1,125,126 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $11.08 per Public Share, for an aggregate redemption amount of approximately $12 million.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Third Amendment to the Amended and Restated Certificate of Incorporation of Southport Acquisition Corporation dated November 13, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southport Acquisition Corporation

Date: November 13, 2024	By:	/s/ Jeb Spencer
		Name:	Jeb Spencer
		Title:	Chief Executive Officer